Exhibit 10.1

FIFTH AMENDMENT TO OFFICE LEASE

This Fifth Amendment to Office Lease (this "Fifth Amendment") is made and entered into by and between **KBSIII ALMADEN FINANCIAL PLAZA, LLC**, a Delaware limited liability company ("Landlord"), and **ZOOM VIDEO COMMUNICATIONS, INC.**, a Delaware corporation ("Tenant"), and shall be effective for all purposes as of the date that Landlord executes this Fifth Amendment as reflected in the signature page below (the "Effective Date").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated August 1, 2016 (the "Original Lease"), as amended by (i) that certain First Amendment to Office Lease dated October 31, 2016 (the "First Amendment"), (ii) that certain Second Amendment to Office Lease dated August 8, 2018 (the "Second Amendment"), (iii) that certain Third Amendment to Office Lease dated March 13, 2019 (the "Third Amendment"), and (iv) that certain Fourth Amendment to Office Lease dated May 13, 2019 (the "Fourth Amendment;" the Original Lease, as so amended, being the "Lease"), pursuant to which Tenant is currently leasing from Landlord certain premises containing a total of 87,025 square feet of Rentable Area consisting of (i) that certain 17,576 square feet of Rentable Area designated as Suite 400 (the "Suite 400 Space") in the building known as 55 Almaden Boulevard San Jose, California (the "55 Almaden Building"), (ii) that certain 17,639 square feet of Rentable Area designated as Suite 500 (the "Suite 500 Space") in the 55 Almaden Building, (iii) that certain 17,514 square feet of Rentable Area designated as Suite 600 (the "Suite 600 Space") in the 55 Almaden Building, (iv) that certain 13,271 square feet of Rentable Area designated as Suite 300 (the "Suite 300 Space") in the building known as One Almaden, San Jose, California ("One Almaden Building"), (v) that certain13,291 square feet of Rentable Area designated as Suite 900 (the "Suite 900 Space") in the One Almaden Building, and (v) that certain 7,734 square feet of Rentable Area designated as Suite 1150 (the "Suite 1150 Space") in the One Almaden Building (collectively with the Suite 400 Space, Suite 500 Space, Suite 600 Space, the Suite 300 Space, the Suite 900 Space and Suite 1150 Space referred to herein as the "Existing Premises"), all being in the multi-office building project known as The Almaden (the "Project");

WHEREAS, Tenant desires to further expand the "Premises" under the Lease;

WHEREAS, Landlord and Tenant desire to expand the Premises and further amend the Lease as more particularly described hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fifth Amendment.

2. Expansion of Premises.

   (a) Eleventh Floor Expansion Space. Subject to the satisfaction of the Eleventh Floor Condition (as set forth below), effective as of the later to occur of (i) the earlier to occur of (A) the date that the Eleventh Floor Improvements are Substantially Completed, (B) the date that the Eleventh Floor Improvements would have been Substantially Completed but for Tenant Delays, or (C) the date that Tenant, or any person occupying any of the Eleventh Floor Expansion Space with Tenant's permission, commences business operations from the Eleventh Floor Expansion Space, or (ii) December 1, 2020 (the later of (i) and (ii) being the "Eleventh Floor Expansion Commencement Date"), the Premises shall be expanded to

include that certain 5,497 square foot of Rentable Area designated as Suites 1100 & 1110 (the "Eleventh Floor Expansion Space") in the One Almaden Building, for a term that is coterminous with the Lease Term, which is currently scheduled to expire in February 28, 2029. The Eleventh Floor Expansion Space is more particularly shown in Exhibit A-1 attached hereto and incorporated herein for all purposes. The terms "Eleventh Floor Expansion Improvements," "Substantially Completed" and "Tenant Delays" are defined in the work letter attached hereto as Exhibit B-1. Following the Eleventh Floor Expansion Commencement Date, Landlord may prepare and deliver to Tenant a commencement certificate confirming the Eleventh Floor Expansion Commencement Date, which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the commencement certificate to Landlord within ten (10) business days of its receipt from Landlord, the commencement certificate as sent by Landlord shall be deemed to have correctly set forth the Eleventh Floor Expansion Commencement Date and the other matters addressed in the commencement certificate. Failure of Landlord to send the commencement certificate shall have no effect on the Eleventh Floor Expansion Commencement Date. Tenant acknowledges that the Eleventh Floor Expansion Space is currently occupied by a third party tenant and Tenant's expansion into the Eleventh Floor Expansion Space is expressly contingent upon Landlord relocating such existing tenant to other space on the tenth floor of the One Almaden Building pursuant to an amendment to such tenant's lease in a form acceptable to Landlord in its sole and absolute discretion (the "Eleventh Floor Condition"). If the Eleventh Floor Condition is not satisfied, then Tenant shall not expand into the Eleventh Floor Expansion Space and all of the terms in this Fifth Amendment relating to the Eleventh Floor Expansion Space shall be null and void and of no force or effect. In such case, Tenant shall continue to expand into the Second Floor Expansion Space and the terms of this Fifth Amendment relating to such Second Floor Expansion Space shall continue in full force and effect. Landlord shall advise Tenant in writing if and when the Eleventh Floor Condition is satisfied. If Landlord fails to provide such written notice to Tenant by April 1, 2020, then it shall be deemed that Landlord was unable to satisfy the Eleventh Floor Condition. If the Eleventh Floor Condition is timely satisfied and Landlord does not Substantially Complete the Eleventh Floor Expansion Improvements by the Completion Date (as defined below), then Tenant, as Tenant's sole and exclusive remedy, shall receive an extension of the Eleventh Floor Expansion Space Abatement Period (as defined below) for each day that the Eleventh Floor Expansion Improvements are not Substantially Completed following the Completion Date. The term "Completion Date" shall mean December 1, 2020; provided, however, the Completion Date shall be postponed one (1) day for each day of Tenant Delay and one (1) day for each day that one or more Force Majeure Delays occur. The term "Force Majeure Delay" shall mean any delays in the performance of Landlord's obligations under this Lease being defined in this Lease as an event of Force Majeure (as more fully described and defined in Paragraph 19(w) of the Original Lease)

(b) Second Floor Expansion Space. Effective as of the later to occur of (i) the earlier to occur of (A) the date that the Second Floor Improvements are Substantially Completed, (B) the date that the Second Floor Improvements would have been Substantially Completed but for Tenant Delays, or (C) the date that Tenant, or any person occupying any of the Second Floor Expansion Space with Tenant's permission, commences business operations from the Second Floor Expansion Space, or (ii) December 1, 2020 (the later of (i) and (ii) being the "Second Floor Expansion Commencement Date"), the Premises shall be expanded to include that certain 10,394 square foot of Rentable Area designated as Suites 200 & 240 (the "Second Floor Expansion Space") in the One Almaden Building, for a term that is coterminous with the Lease Term, which is currently scheduled to expire in February 28, 2029. The Second Floor Expansion Space is more particularly shown in Exhibit A-2

attached hereto and incorporated herein for all purposes. The terms "Second Floor Improvements," "Substantially Completed" and "Tenant Delays" are defined in the work letter attached hereto as Exhibit B-2. Following the Second Floor Expansion Commencement Date, Landlord may prepare and deliver to Tenant a commencement certificate confirming the Second Floor Expansion Commencement Date, which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the commencement certificate to Landlord within ten (10) business days of its receipt from Landlord, the commencement certificate as sent by Landlord shall be deemed to have correctly set forth the Second Floor Expansion Commencement Date and the other matters addressed in the commencement certificate. Failure of Landlord to send the commencement certificate shall have no effect on the Second Floor Expansion Commencement Date. If Landlord does not Substantially Complete the Second Floor Improvements by the Completion Date (as defined below), then Tenant, as Tenant's sole and exclusive remedy, shall receive an extension of the Second Floor Expansion Space Abatement Period (as defined below) for each day that the Second Floor Improvements are not Substantially Completed following the Completion Date. The term "Completion Date" shall mean December 1, 2020; provided, however, the Completion Date shall be postponed one (1) day for each day of Tenant Delay and one (1) day for each day that one or more Force Majeure Delays occur. The term "Force Majeure Delay" shall mean any delays in the performance of Landlord's obligations under this Lease being defined in this Lease as an event of Force Majeure (as more fully described and defined in Paragraph 19(w) of the Original Lease).

3. Confirmation of the Premises. If the Eleventh Floor Condition is not satisfied, then Tenant shall not expand into the Eleventh Floor Expansion Space and as a result the Premises shall only be expanded by the Second Floor Expansion Space. In such case, following the occurrence of the Second Floor Expansion Commencement Date, the "Premises" under the Lease shall be deemed to contain a total of 97,419 square feet of Rentable Area, consisting of the Suite 400 Space (which is located in the 55 Almaden Building), Suite 500 Space (which is located in the 55 Almaden Building), Suite 600 Space (which is located in the 55 Almaden Building), Suite 900 Space (which is located in the One Almaden Building), Suite 1150 Space (which is located in the One Almaden Building), Suite 300 Space (which is located in the One Almaden Building) and the Second Floor Expansion Space (which is located in the One Almaden Building). In the event the Eleventh Floor Condition is satisfied, then following the occurrence of both the Eleventh Floor Expansion Commencement Date and the Second Floor Expansion Commencement Date, the "Premises" under the Lease shall be deemed to contain a total of 102,916 square feet of Rentable Area, consisting of the Suite 400 Space (which is located in the 55 Almaden Building), Suite 500 Space (which is located in the 55 Almaden Building), Suite 600 Space (which is located in the 55 Almaden Building), Suite 900 Space (which is located in the One Almaden Building), Suite 1150 Space (which is located in the One Almaden Building), Suite 300 Space (which is located in the One Almaden Building), the Second Floor Expansion Space (which is located in the One Almaden Building), and the Eleventh Floor Expansion Space (which is located in the One Almaden Building). If the Eleventh Floor Expansion Commencement Date occurs prior to the Second Floor Expansion Commencement Date, then for the time period from the Eleventh Floor Expansion Commencement Date through the day immediately preceding the Second Floor Expansion Commencement Date, the "Premises" shall be deemed to consist of 92,522 and thereafter, upon the occurrence of the Second Floor Expansion Commencement Date, the "Premises" shall be deemed to be 102,916 square feet of Rentable Area as described above.

4. Basic Annual Rent.

(a) Existing Premises. Tenant shall continue to pay Basic Annual Rent for the Existing Premises in accordance with the terms and conditions of the Lease.

(b) Eleventh Floor Expansion Space. In addition, provided the Eleventh Floor Condition is satisfied, then commencing on the Eleventh Floor Expansion Commencement Date and continuing thereafter for the remainder of the Lease Term, Tenant shall also pay Basic Annual Rent for the Eleventh Floor Expansion Space as follows:

Period	Monthly Installment
Months 1 – 12*	$28,765.60**
Months 13 – 24	$29,557.17
Months 25 – 36	$30,372.48
Months 37 – 48	$31,212.26
Months 49 – 60	$32,077.23
Months 61 – 72	$32,968.14
Months 73 – 84	$33,885.79
Months 85 – 96	$34,830.96
Month 97 – 02/28/2029	$35,804.49

*The "Months" in the foregoing rent table denote the calendar months following the Eleventh Floor Expansion Commencement Date. If the Eleventh Floor Expansion Commencement Date is a day other than the first day of a calendar month, then the period "Months 1 – 12" shall consist of the partial month in which the Eleventh Floor Expansion Commencement Date occurred plus the next twelve (12) full calendar months in order to ensure that each escalation of Basic Annual Rent occurs on the first day of a calendar month.

**Provided that Tenant is not in default under this Lease past applicable notice and cure periods, then Landlord hereby agrees to partially abate the Basic Annual Rent with respect to the Eleventh Floor Expansion Space for the full three (3) month period commencing on the first day of the second (2nd) full calendar month following the Eleventh Floor Expansion Commencement Date and continuing through the last day of the fourth (4th) full calendar month following the Eleventh Floor Expansion Commencement Date (such period being the "Eleventh Floor Expansion Space Abatement Period") so that during this partial abatement period, the Basic Annual Rent payable by Tenant for the Eleventh Floor Expansion Space shall equal $2,380.00 per month. Notwithstanding anything herein to the contrary, prior to the occurrence of the scheduled abatement of the Basic Annual Rent, Landlord may pay to Tenant the sum scheduled to be abated, in which case the abatement of Basic Annual Rent shall not occur and Tenant shall pay Basic Annual Rent in the amount required in the Basic Annual Rent schedule above.

(c) Second Floor Expansion Space. In addition, commencing on the Second Floor Expansion Commencement Date and continuing thereafter for the remainder of the Lease Term, Tenant shall also pay Basic Annual Rent for the Second Floor Expansion Space as follows:

Period	Monthly Installment
Months 1 – 12*	$53,851.50**
Months 13 – 24	$55,332.65
Months 25 – 36	$56,858.22
Months 37 – 48	$58,429.57
Months 49 – 60	$60,048.06
Months 61 – 72	$61,715.10

Months 73 – 84	$63,432.15
Months 85 – 96	$65,200.72
Month 97 – 02/28/2029	$67,022.34

*The "Months" in the foregoing rent table denote the calendar months following the Second Floor Expansion Commencement Date. If the Second Floor Expansion Commencement Date is a day other than the first day of a calendar month, then the period "Months 1 – 12" shall consist of the partial month in which the Second Floor Expansion Commencement Date occurred plus the next twelve (12) full calendar months in order to ensure that each escalation of Basic Annual Rent occurs on the first day of a calendar month.

**Provided that Tenant is not in default under this Lease past applicable notice and cure periods, then Landlord hereby agrees to partially abate the Basic Annual Rent with respect to the Second Floor Expansion Space for the one (1) month period commencing on the first day of the second (2nd) full calendar month following the Second Floor Expansion Commencement Date and continuing through the last day of such second (2nd) full calendar month following the Second Floor Expansion Commencement Date (such period being the "Second Floor Expansion Space Abatement Period") so that during this partial abatement period, the Basic Annual Rent payable by Tenant for the Second Floor Expansion Space shall equal $4,480.00 per month. Notwithstanding anything herein to the contrary, prior to the occurrence of the scheduled abatement of the Basic Annual Rent, Landlord may pay to Tenant the sum scheduled to be abated, in which case the abatement of Basic Annual Rent shall not occur and Tenant shall pay Basic Annual Rent in the amount required in the Basic Annual Rent schedule above.

5. Additional Rent.

(a) Existing Premises. Tenant shall continue to pay Additional Rent with respect to the Existing Premises in accordance with the terms of the Lease.

(b) Eleventh Floor Expansion Space. In addition thereto, with respect to the Eleventh Floor Expansion Space, in the event the Eleventh Floor Condition is satisfied, commencing on the Eleventh Floor Expansion Commencement Date and continuing thereafter through the Lease Term, Tenant shall pay, as Additional Rent, the Tenant's Proportionate Share of Operating Costs attributable to the Eleventh Floor Expansion Space in excess of those Operating Costs incurred in the Base Year and for purposes of performing such calculations: (i) the Tenant's Proportionate Share of the One Almaden Building with respect to the Eleventh Floor Expansion Space shall be deemed to equal 3.5149% (5,497 rsf / 156,392 rsf), (ii) the Tenant's Proportionate Share of the Project with respect to the Eleventh Floor Expansion Space shall be deemed to equal 1.321% (5,497 rsf / 416,126 rsf), (iii) the Base Year with respect to the Eleventh Floor Expansion Space shall be deemed to be the calendar year 2021, and (iv) any references to the "Building" in the Lease shall mean and refer to the One Almaden Building. The cap on Controllable Operating Costs set forth in Paragraph 3(l) of the Original Lease shall apply with respect to the Eleventh Floor Expansion Space, however, for purposes of calculating such cap, the phrase "first calendar year" as set forth in the third line of Paragraph 3(l) shall be amended to be "2021 calendar year".

(c) Second Floor Expansion Space. In addition thereto, with respect to the Second Floor Expansion Space, commencing on the Second Floor Expansion Commencement Date and

continuing thereafter through the Lease Term, Tenant shall pay, as Additional Rent, the Tenant's Proportionate Share of Operating Costs attributable to the Second Floor Expansion Space in excess of those Operating Costs incurred in the Base Year and for purposes of performing such calculations: (i) the Tenant's Proportionate Share of the One Almaden Building with respect to the Second Floor Expansion Space shall be deemed to equal 6.6461% 10,394 rsf / 156,392 rsf), (ii) the Tenant's Proportionate Share of the Project with respect to the Second Floor Expansion Space shall be deemed to equal 2.4978% (10,394 rsf / 416,126 rsf), (iii) the Base Year with respect to the Second Floor Expansion Space shall be deemed to be the calendar year 2021, and (iv) any references to the "Building" in the Lease shall mean and refer to the One Almaden Building. The cap on Controllable Operating Costs set forth in Paragraph 3(l) of the Original Lease shall apply with respect to the Second Floor Expansion Space, however, for purposes of calculating such cap, the phrase "first calendar year" as set forth in the third line of Paragraph 3(l) shall be amended to be "2021 calendar year".

6. Condition of Premises.

(a) Eleventh Floor Expansion Space. Notwithstanding anything in the Lease to the contrary, if the Eleventh Floor Condition is satisfied, then Tenant shall lease the Eleventh Floor Expansion Space and agrees to accept the entirety of the Eleventh Floor Expansion Space from Landlord, in its existing "AS-IS", "WHERE-IS" and "WITH ALL FAULTS" condition, and, except as provided in the Lease, Landlord shall have no obligation whatsoever to refurbish or otherwise improve any portion of the Eleventh Floor Expansion Space at any time during the Lease Term; provided, however, Landlord hereby agrees to provide Tenant with an allowance equal to $604,670.00 (which is equal to $110.00 per square foot of Rentable Area in the Eleventh Floor Expansion Space) (the "Eleventh Floor Allowance") to be used towards the construction of improvements to the Eleventh Floor Expansion Space pursuant to the work letter attached hereto as Exhibit B-1 and incorporated herein for all purposes. In the event the Eleventh Floor Condition is not satisfied, then Tenant shall have no rights with respect to the Eleventh Floor Allowance.

(b) Second Floor Expansion Space. Notwithstanding anything in the Lease to the contrary, Tenant shall lease the Second Floor Expansion Space and agrees to accept the entirety of the Second Floor Expansion Space from Landlord, in its existing "AS-IS", "WHERE-IS" and "WITH ALL FAULTS" condition, and, except as provided in the Lease, Landlord shall have no obligation whatsoever to refurbish or otherwise improve any portion of the Second Floor Expansion Space at any time during the Lease Term; provided, however, Landlord hereby agrees to provide Tenant with an allowance equal to $1,143,340.00 (which is equal to $110.00 per square foot of Rentable Area in the Second Floor Expansion Space) (the "Second Floor Allowance") to be used towards the construction of improvements to the Second Floor Expansion Space pursuant to the work letter attached hereto as Exhibit B-2 and incorporated herein for all purposes.

7. Parking.

(a) Eleventh Floor Expansion Space. Notwithstanding anything to the contrary in Paragraph 9(a) of the Second Amendment, the Standard Parking Allocation applicable to the Eleventh Floor Expansion Space shall equal 3.1 unreserved parking spaces per 1,000 rentable square feet in the Eleventh Floor Expansion Space. Accordingly, as of the Eleventh Floor Expansion Commencement Date, Tenant shall be allocated a total of seventeen (17) unreserved parking spaces. The parking charges for the Standard Parking Allocation attributable to the Eleventh Floor Expansion Space are incorporated into the Basic Annual

Rent amounts for the Eleventh Floor Expansion Space reflected in the rent schedule in Paragraph 4(b) above and, as a result, there is no separate charge payable for by Tenant for such Standard Parking Allocation attributable to the Eleventh Floor Expansion Space; provided, however, in the event the prevailing rate increases after the Effective Date (such incremental increase being the "Increased Rate Amount") for unreserved parking spaces in the Project, then Tenant shall pay such Increased Rate Amount (as such amount may increase from time to time) as a separate charge (plus any applicable taxes) for each unreserved parking space provided to Tenant in the Standard Parking Allocation attributed to the Eleventh Floor Expansion Space.

(b) Second Floor Expansion Space. Notwithstanding anything to the contrary in Paragraph 9(a) of the Second Amendment, the Standard Parking Allocation applicable to the Second Floor Expansion Space shall equal 3.1 unreserved parking spaces per 1,000 rentable square feet in the Second Floor Expansion Space. Accordingly, as of the Second Floor Expansion Commencement Date, Tenant shall be allocated a total of thirty-two (32) unreserved parking spaces. The parking charges for the Standard Parking Allocation attributable to the Second Floor Expansion Space are incorporated into the Basic Annual Rent amounts for the Second Floor Expansion Space reflected in the rent schedule in Paragraph 4(c) above and, as a result, there is no separate charge payable for by Tenant for such Standard Parking Allocation attributable to the Second Floor Expansion Space; provided, however, in the event there is an Increased Rate Amount for unreserved parking spaces in the Project, then Tenant shall pay such Increased Rate Amount (as such amount may increase from time to time) as a separate charge (plus any applicable taxes) for each unreserved parking space provided to Tenant in the Standard Parking Allocation attributed to the Second Floor Expansion Space.

8. Prepaid Rent. Concurrently with the execution of this Fifth Amendment, Tenant shall pay to Landlord the sum of $82,617.10, which shall be applied towards the Basic Annual Rent first becoming due with respect to the Eleventh Floor Expansion Space and Second Floor Expansion Space.

10. Renewal Option. Tenant shall continue to have the renewal option set forth in Exhibit C to the Second Amendment and such renewal option shall apply to the Eleventh Floor Expansion Space (but only to the extent the Eleventh Floor Condition is satisfied such that Tenant leases the Eleventh Floor Expansion Space) and the Second Floor Expansion Space. In the event that tenant elects to exercise the renewal option, it shall be required to exercise it for the entirety of the Premises then being leased by Tenant (*i.e.*, it cannot exercise the renewal option for only a portion of the Premises being leased).

11. 55 Almaden - Suite 800 Space. Tenant hereby acknowledges that the Suite 800 Existing Tenant (as defined in Paragraph 13 of the Third Amendment) in the 55 Almaden Building exercised its renewal option. As a result, Tenant shall not expand into the Suite 800 Space and the terms of Paragraph 13 of the Third Amendment are deemed null and void and of no force or effect.

12. Brokers. Landlord and Tenant each warrant that it has had no dealings with any broker or agent other than CBRE, Inc., representing Tenant, and Cushman & Wakefield U.S., Inc., representing Landlord (collectively, the "Broker") in connection with the negotiation or execution of this Fifth Amendment, and Landlord and Tenant each agree to indemnify the other and hold the other harmless from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, other than the Broker, who claim to have represented the indemnifying party with respect to this Fifth Amendment or otherwise claim a commission with respect to this Fifth Amendment due to their dealings with the indemnifying party.

Landlord shall pay the Broker a leasing commission in connection with this Fifth Amendment pursuant to a separate written agreement between Landlord and such Broker.

13. OFAC. Tenant certifies, represents, warrants and covenants that: (i) it is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, representatives, insurers and agents from and against any and all claims or damages arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

14. Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fifth Amendment shall supersede and control.

15. Counterparts/Facsimiles. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fifth Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

16. **ELECTRONIC SIGNATURES/COUNTERPARTS**. Signatures to this Fifth Amendment transmitted by telecopy or electronic signatures shall be valid and effective to bind the party so signing. To facilitate execution of this Fifth Amendment, the parties may execute this Fifth Amendment via counterparts and exchange facsimile or pdf copies of such executed counterparts via telefax or e-mail, and such telefaxed or e-mailed facsimile counterparts shall serve as originals. **FURTHER, THE PARTIES HERETO EXPRESSLY CONSENT, STIPULATE AND AGREE THAT THIS FIFTH AMENDMENT MAY BE ELECTRONICALLY SIGNED. THE PARTIES AGREE THE ELECTRONIC SIGNATURES APPEARING ON THIS FIFTH AMENDMENT SHALL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AS WELL AS ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.**

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SIGNATURE PAGE TO FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT
BY AND BETWEEN KBSIII ALMADEN FINANCIAL PLAZA, LLC, AS LANDLORD,
AND ZOOM VIDEO COMMUNICATIONS, INC., AS TENANT

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed, effective as of the Effective Date set forth herein.

LANDLORD:

KBSIII ALMADEN FINANCIAL PLAZA, LLC,
a Delaware limited liability company

By: **KBS Capital Advisors, LLC,**
a Delaware limited liability company, as agent

By: ______________________
Brent Carroll,
Senior Vice President

Date: March 9, **2020**

TENANT:

ZOOM VIDEO COMMUNICATIONS, INC.,
a Delaware corporation

DocuSigned by:
Kelly S. Steckelberg

By: ______________________
Name: Kelly S. Steckelberg
Title: CFO
Date: 3/6/2020, **2020**

EXHIBIT A-1

ELEVENTH FLOOR EXPANSION SPACE


SUITE 1150
SUITE 1110

OVERALL 11TH LEVEL FLOOR PLAN

SCALE: 1/16" = 1'-0"

Exhibit 10.1

EXHIBIT A-2

SECOND FLOOR EXPANSION SPACE

1 Alma


SUITE 200
SUITE 250
SUITE 240
FITNESS
CENTER
SUITE 250

OVERALL 2ND LEVEL FLOOR PLAN

SCALE: 1/16" = 1'-0"

EXHIBIT B-1
WORK LETTER
(ELEVENTH FLOOR EXANSION IMPROVEMENTS)

(a) Eleventh Floor Expansion Improvements. Landlord, at Tenant's sole cost and expense, agrees to furnish or perform those items of construction and those improvements to the Eleventh Floor Expansion Space (the "Eleventh Floor Expansion Improvements") specified in the Eleventh Floor Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such Eleventh Floor Expansion Improvements up to the extent of the Eleventh Floor Allowance (as defined in Paragraph 6(a) of this Fifth Amendment) as set forth in Paragraph (e) below. Notwithstanding anything herein to the contrary, except as provided in the next following sentence, the Eleventh Floor Allowance shall only be used towards improvements to the Eleventh Floor Expansion Space and in no event shall any portion of such allowance be applied towards improvements to any portion of the Existing Premises or the Second Floor Expansion Space. If there are any unused amounts from the Eleventh Floor Allowance remaining after completion of the Eleventh Floor Expansion Improvements, then Tenant shall be permitted to use such unused portion of the Eleventh Floor Allowance (but in no event in excess of $137,425.00 out of any such remaining unused portion) towards the cost to complete the Second Floor Expansion Improvements pursuant to Exhibit B-2 attached hereto.

(b) Space Planner. Landlord has retained a space planner (the "Space Planner") to prepare certain plans, drawings and specifications (the "Eleventh Floor Temporary Plans") for the construction of the Eleventh Floor Expansion Improvements to be installed in the Eleventh Floor Expansion Space by a general contractor selected by Landlord pursuant to this Work Letter. Tenant shall deliver to Space Planner within twenty (20) days after the execution of this Fifth Amendment, all necessary information required by the Space Planner to complete the Eleventh Floor Temporary Plans. Tenant shall have five (5) business days after its receipt of the proposed Eleventh Floor Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Eleventh Floor Temporary Plans. If Tenant fails to give written comments to or approve the Eleventh Floor Temporary Plans within such five (5) business day period, then Tenant shall be deemed to have approved the Eleventh Floor Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant's comments and objections to redraw the proposed Eleventh Floor Temporary Plans in compliance with Tenant's request and to resubmit the same for Tenant's final review and approval or comment within five (5) business days of Tenant's receipt of such revised plans. Such process shall be repeated twice and if at such time final approval by Tenant of the proposed Eleventh Floor Temporary Plans has not been obtained, then Landlord shall complete such Eleventh Floor Temporary Plans, at Tenant's sole cost and expense, and it shall be deemed that Tenant has approved the Eleventh Floor Temporary Plans. Once Tenant has approved or has been deemed to have approved the Eleventh Floor Temporary Plans, then the approved (or deemed approved) Eleventh Floor Temporary Plans shall be thereafter known as the "Eleventh Floor Final Plans". The Eleventh Floor Final Plans shall include the complete and final layout, plans and specifications for the Eleventh Floor Expansion Space showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Eleventh Floor Expansion Space beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Eleventh Floor Expansion Space. The improvements shown in the Eleventh Floor Final Plans shall (i) utilize Landlord's building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(c) Bids. As soon as practicable following the approval of the Eleventh Floor Final Plans, Landlord shall (i) obtain a written non-binding itemized estimate of the costs of all Eleventh Floor Expansion Improvements shown in the Eleventh Floor Final Plans as prepared by McLarney Construction (MCI) (or, if McLarney Construction is unable to provide a construction schedule satisfactory to Landlord in its reasonable judgment, then Landlord shall have the right obtain a written non-binding itemized estimate of the costs from another general contractor selected by Landlord and utilize such other contractor in lieu of McLarney Construction), and (ii) if required by applicable law, codes or ordinances, submit the Eleventh Floor Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such Eleventh Floor Expansion Improvements ("Permits"). Tenant acknowledges that any cost estimates are prepared by the general contractor and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within five (5) business days after receipt of the written non-binding cost estimate prepared by the general contractor, Tenant shall either (A) give its written approval thereof and authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Eleventh Floor Final Plans in any manner desired by Tenant to decrease the cost of the Eleventh Floor Expansion Improvements. If Tenant is silent during such five (5) business day period, then Tenant shall be deemed to have approved such non-binding cost estimate as set forth in Clause (A) above. If the Eleventh Floor Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractor provide a revised cost estimate to Tenant based upon the revisions to the Eleventh Floor Final Plans. Such modifications and revisions shall be subject to Landlord's reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Within ten (10) business days after receipt of the general contractor's original written cost estimate and the description, if any, of any Tenant Delay, Tenant shall give its final approval of the Eleventh Floor Final Plans to Landlord which shall constitute authorization to commence the construction of the Eleventh Floor Expansion Improvements in accordance with the Eleventh Floor Final Plans, as modified or revised. Tenant shall signify its final approval by signing a copy of each sheet or page of the Eleventh Floor Final Plans and delivering such signed copy to Landlord.

(d) Construction. Landlord shall commence construction of the Eleventh Floor Expansion Improvements within ten (10) days following the later of (i) the approval of the Eleventh Floor Final Plans, or (ii) Landlord's receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the Eleventh Floor Expansion Improvements and use its commercially reasonable efforts to complete construction of the Eleventh Floor Expansion Improvements as soon as reasonably practicable. Notwithstanding anything in this Fifth Amendment or in this Work Letter to the contrary, the Eleventh Floor Allowance, as specified in Paragraph 6(a) of this Fifth Amendment, shall be used only for the construction of the Eleventh Floor Expansion Improvements, and if construction of the Eleventh Floor Expansion Improvements is not completed by June 30, 2021 (the "Construction Termination Date") as a result of an aggregate of one hundred twenty (120) days of Tenant Delays, then Landlord's obligation to provide the Eleventh Floor Allowance, as specified in Paragraph 6(a) of this Fifth Amendment, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Eleventh Floor Allowance.

(e) Eleventh Floor Allowance. Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the Eleventh Floor Expansion Improvements (the "Work") up to the amount of the Eleventh Floor Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the Eleventh Floor Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such Eleventh Floor Expansion Improvements and a final adjusting payment based upon the actual costs of the Eleventh Floor Expansion Improvements shall be made when the Eleventh Floor Expansion Improvements are completed. If the cost of the Work is less than such amount, then, except as set forth in the final sentence of Paragraph (a) of this Exhibit B-1, Tenant shall not receive any credit whatsoever for the difference

between the actual cost of the Work and the Eleventh Floor Allowance. All remaining amounts due to Landlord shall be paid upon the earlier of Substantial Completion of the Eleventh Floor Expansion Improvements or presentation of a written statement of the sums due, which statement may be an estimate of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to five percent (5%) of the actual costs of construction and such costs or permits, fees, planning and contractor overhead shall be payable out of the Eleventh Floor Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord.

(f) Change Order. If Tenant shall desire any changes to the Eleventh Floor Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Eleventh Floor Expansion Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order. In no event shall Landlord be obligated to perform any Eleventh Floor Expansion Improvements which would extend the construction period past the Construction Termination Date, unless such extension was mutually agreed to in writing by Landlord and Tenant prior to the commencement of said construction. If Landlord approves Tenant's requested change, addition, or alteration, the Space Planner, at Tenant's sole cost and expense, shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

(g) Substantial Completion. "Substantial Completion" (or any grammatical variant thereof) of construction of the Eleventh Floor Expansion Improvements shall be defined as the date upon which (i) the Space Planner or other consultant engaged by Landlord determines that the Eleventh Floor Expansion Improvements have been substantially completed in accordance with the Eleventh Floor Final Plans except for Punch List items (defined below) and (ii) if required in order to be permitted to occupy the Eleventh Floor Expansion Space for general office uses, the City of San Jose (or the applicable permitting authority of the City of San Jose) has provided the requisite sign offs on the completion of the Eleventh Floor Expansion Improvements; provided, however, if the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term "Punch List" items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant's use of the Eleventh Floor Expansion Space. After the completion of the Eleventh Floor Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Eleventh Floor Expansion Space. The term "Tenant Delay" shall include, without limitation, any delay in the completion of construction of Eleventh Floor Expansion Improvements resulting from (i) Tenant's failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of Eleventh Floor Expansion Improvements, including, without limitation, mill work, (iii) delay in work caused by submission by Tenant of a request for any change order (defined below) following Tenant's approval of the Eleventh Floor Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Eleventh Floor Temporary Plans or Eleventh Floor Final Plans. The failure of Tenant to take possession of or to occupy the Eleventh Floor Expansion Space shall not serve to relieve Tenant of obligations arising on the Eleventh Floor Expansion Commencement Date or delay the payment of rent by Tenant with respect to the Eleventh Floor Expansion Space.

EXHIBIT B-2
WORK LETTER
(SECOND FLOOR EXANSION IMPROVEMENTS)

(a) Second Floor Expansion Improvements. Landlord, at Tenant's sole cost and expense, agrees to furnish or perform those items of construction and those improvements to the Second Floor Expansion Space (the "Second Floor Expansion Improvements") specified in the Second Floor Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such Second Floor Expansion Improvements up to the extent of the Second Floor Allowance (as defined in Paragraph 6(b) of this Fifth Amendment) as set forth in Paragraph (e) below. Notwithstanding anything herein to the contrary, except as set forth in the next following sentence, the Second Floor Allowance shall only be used towards improvements to the Second Floor Expansion Space and in no event shall any portion of such allowance be applied towards improvements to any portion of the Existing Premises or the Second Floor Expansion Space. If there are any unused amounts from the Second Floor Allowance remaining after completion of the Second Floor Expansion Improvements, then Tenant shall be permitted to use such unused portion of the Second Floor Allowance (but in no event in excess of $259,850.00 out of any such remaining unused portion) towards the cost to complete the Eleventh Floor Expansion Improvements pursuant to Exhibit B-1 attached hereto

(b) Space Planner. Landlord has retained a space planner (the "Space Planner") to prepare certain plans, drawings and specifications (the "Second Floor Temporary Plans") for the construction of the Second Floor Expansion Improvements to be installed in the Second Floor Expansion Space by a general contractor selected by Landlord pursuant to this Work Letter. Tenant shall deliver to Space Planner within twenty (20) days after the execution of this Fifth Amendment, all necessary information required by the Space Planner to complete the Second Floor Temporary Plans. Tenant shall have five (5) business days after its receipt of the proposed Second Floor Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Second Floor Temporary Plans. If Tenant fails to give written comments to or approve the Second Floor Temporary Plans within such five (5) business day period, then Tenant shall be deemed to have approved the Second Floor Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant's comments and objections to redraw the proposed Second Floor Temporary Plans in compliance with Tenant's request and to resubmit the same for Tenant's final review and approval or comment within five (5) business days of Tenant's receipt of such revised plans. Such process shall be repeated twice and if at such time final approval by Tenant of the proposed Second Floor Temporary Plans has not been obtained, then Landlord shall complete such Second Floor Temporary Plans, at Tenant's sole cost and expense, and it shall be deemed that Tenant has approved the Second Floor Temporary Plans. Once Tenant has approved or has been deemed to have approved the Second Floor Temporary Plans, then the approved (or deemed approved) Second Floor Temporary Plans shall be thereafter known as the "Second Floor Final Plans". The Second Floor Final Plans shall include the complete and final layout, plans and specifications for the Second Floor Expansion Space showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Second Floor Expansion Space beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Second Floor Expansion Space. The improvements shown in the Second Floor Final Plans shall (i) utilize Landlord's building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(c) Bids. As soon as practicable following the approval of the Second Floor Final Plans, Landlord shall (i) obtain a written non-binding itemized estimate of the costs of all Second Floor

Expansion Improvements shown in the Second Floor Final Plans as prepared by McLarney Construction (MCI) (or, if McLarney Construction is unable to provide a construction schedule satisfactory to Landlord in its reasonable judgment, then Landlord shall have the right obtain a written non-binding itemized estimate of the costs from another general contractor selected by Landlord and utilize such other contractor in lieu of McLarney Construction), and (ii) if required by applicable law, codes or ordinances, submit the Second Floor Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such Second Floor Expansion Improvements ("Permits"). Tenant acknowledges that any cost estimates are prepared by the general contractor and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within five (5) business days after receipt of the written non-binding cost estimate prepared by the general contractor, Tenant shall either (A) give its written approval thereof and authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Second Floor Final Plans in any manner desired by Tenant to decrease the cost of the Second Floor Expansion Improvements. If Tenant is silent during such five (5) business day period, then Tenant shall be deemed to have approved such non-binding cost estimate as set forth in Clause (A) above. If the Second Floor Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractor provide a revised cost estimate to Tenant based upon the revisions to the Second Floor Final Plans. Such modifications and revisions shall be subject to Landlord's reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Within ten (10) business days after receipt of the general contractor's original written cost estimate and the description, if any, of any Tenant Delay, Tenant shall give its final approval of the Second Floor Final Plans to Landlord which shall constitute authorization to commence the construction of the Second Floor Expansion Improvements in accordance with the Second Floor Final Plans, as modified or revised. Tenant shall signify its final approval by signing a copy of each sheet or page of the Second Floor Final Plans and delivering such signed copy to Landlord.

(d) Construction. Landlord shall commence construction of the Second Floor Expansion Improvements within ten (10) days following the later of (i) the approval of the Second Floor Final Plans, or (ii) Landlord's receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the Second Floor Expansion Improvements and use its commercially reasonable efforts to complete construction of the Second Floor Expansion Improvements as soon as reasonably practicable. Notwithstanding anything in this Fifth Amendment or in this Work Letter to the contrary, the Second Floor Allowance, as specified in Paragraph 6(b) of this Fifth Amendment, shall be used only for the construction of the Second Floor Expansion Improvements, and if construction of the Second Floor Expansion Improvements is not completed by June 30, 2021 (the "Construction Termination Date") as a result of an aggregate of at least one hundred twenty (120) days of Tenant Delays, then Landlord's obligation to provide the Second Floor Allowance, as specified in Paragraph 6(a) of this Fifth Amendment, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Second Floor Allowance.

(e) Second Floor Allowance. Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the Second Floor Expansion Improvements (the "Work") up to the amount of the Second Floor Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the Second Floor Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such Second Floor Expansion Improvements and a final adjusting payment based upon the actual costs of the Second Floor Expansion Improvements shall be made when the Second Floor Expansion Improvements are completed. If the cost of the Work is less than such amount, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Work and the Second Floor Allowance. All remaining amounts due to Landlord shall be paid upon the earlier of Substantial Completion of the Second Floor Expansion Improvements or presentation of a written statement of the sums due, which statement may be an estimate

of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to five percent (5%) of the actual costs of construction and such costs or permits, fees, planning and contractor overhead shall be payable out of the Second Floor Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord.

(f) Change Order. If Tenant shall desire any changes to the Second Floor Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Second Floor Expansion Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order. In no event shall Landlord be obligated to perform any Second Floor Expansion Improvements which would extend the construction period past the Construction Termination Date, unless such extension was mutually agreed to in writing by Landlord and Tenant prior to the commencement of said construction. If Landlord approves Tenant's requested change, addition, or alteration, the Space Planner, at Tenant's sole cost and expense, shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

(g) Substantial Completion. "Substantial Completion" (or any grammatical variant thereof) of construction of the Second Floor Expansion Improvements shall be defined as the date upon which (i) the Space Planner or other consultant engaged by Landlord determines that the Second Floor Expansion Improvements have been substantially completed in accordance with the Second Floor Final Plans except for Punch List items (defined below) and (ii) if required in order to be permitted to occupy the Second Floor Expansion Space for general office uses, the City of San Jose (or the applicable permitting authority of the City of San Jose) has provided the requisite sign offs on the completion of the Second Floor Expansion Improvements; provided, however, if the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term "Punch List" items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant's use of the Second Floor Expansion Space. After the completion of the Second Floor Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Second Floor Expansion Space. The term "Tenant Delay" shall include, without limitation, any delay in the completion of construction of Second Floor Expansion Improvements resulting from (i) Tenant's failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of Second Floor Expansion Improvements, including, without limitation, mill work, (iii) delay in work caused by submission by Tenant of a request for any change order (defined below) following Tenant's approval of the Second Floor Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Second Floor Temporary Plans or Second Floor Final Plans. The failure of Tenant to take possession of or to occupy the Second Floor Expansion Space shall not serve to relieve Tenant of obligations arising on the Second Floor Expansion Commencement Date or delay the payment of rent by Tenant with respect to the Second Floor Expansion Space.